Exhibit 99.1

Planet 13 Announces Results of Annual General Meeting

Las Vegas, Nevada – June 11, 2025 - Planet 13 Holdings Inc. (CSE: PLTH) (OTCQX: PLNH) (“Planet 13” or the “Company”), a leading vertically-integrated multi-state cannabis company, today announced the following results for each item of business considered at Planet 13’s Annual General Meeting of Stockholders held on Tuesday, June 10, 2025.

Election of Directors

The following table sets out the percentage of shares voted in respect of the election of directors:

Nominee	% For	% Withheld
Robert Groesbeck	73.4%	26.6%
Larry Scheffler	93.7%	6.3%
Adrienne O’Neal	94.1%	5.9%
Kevin Martin	89.7%	10.3%
David Loop	95.7%	4.3%

Amendment to Planet 13 Holdings Inc.’s 2023 Equity Incentive Plan.

The following table sets out the percentage of shares of common stock voted in respect to the approval of the amendment to Planet 13 Holdings Inc.’s 2023 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 22,000,000 to 32,000,000:

For	Against	Abstain
81.5%	18.3%	0.2%

Re-Appointment and Remuneration of Auditors

The following table sets out the percentage of shares of common stock voted in respect to the ratification of the appointment of Davidson & Company LLP as the independent registered public accounting firm of the Company for the ensuing year or until their successors are appointed:

For	Against	Abstain
91.9%	7.9%	0.2%

About Planet 13

Planet 13 (https://planet13.com) is a vertically integrated cannabis company, with award-winning cultivation, production and dispensary operations across its locations in California, Nevada, Illinois, and Florida. Home to the nation's largest dispensary, located just off The Strip in Las Vegas, Planet 13 continues to expand its footprint with the recent debut of its first consumption lounge in Las Vegas, DAZED!, the opening of its first Illinois dispensary in Waukegan, bringing cannabis experiences to the Chicago metro area. Planet 13 operates dispensaries across Florida, a key market in its expansive footprint. Planet 13's mission is to build a recognizable global brand known for world-class dispensary operations and innovative cannabis products. Licensed cannabis activity is legal in the states Planet 13 operates in but remains illegal under U.S. federal law. Planet 13's shares trade on the Canadian Securities Exchange (CSE) under the symbol PLTH and are quoted on the OTCQX under the symbol PLNH. To learn more, visit planet13.com.

For Further Inquiries, Please Contact:

LodeRock Advisors Inc., Planet 13 Investor Relations

mark.kuindersma@loderockadvisors.com

Robert Groesbeck or Larry Scheffler

Co-Chief Executive Officers

ir@planet13lasvegas.com